Exhibit No. 10.2

INDEMNIFICATION AGREEMENT

AGREEMENT, effective as of December 18, 2003, between United Retail Group, Inc., a Delaware corporation (the “Company”), and the undersigned (“Indemnitee”).

WHEREAS, it is essential to the Company to retain as directors the most capable persons available;

WHEREAS, Indemnitee is currently serving as a director of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors of public companies in today’s environment;

WHEREAS, basic protection against undue risk of personal liability of directors heretofore has been provided through insurance coverage providing reasonable protection at reasonable cost, and Indemnitee has relied on the availability of such coverage; but as a result of substantial changes in the marketplace for such insurance it has become increasingly more difficult to obtain such insurance on terms providing reasonable protection at reasonable cost;

WHEREAS, the By-laws of the Company require the Company to indemnify and advance expenses to its directors to the full extent permitted by law and Indemnitee has been serving and continues to serve as a director of the Company in part in reliance on such By-laws;

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company in an effective manner, the increasing difficulty in obtaining satisfactory director liability insurance coverage, and Indemnitee’s reliance on the aforesaid By-laws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such By-laws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such By-laws or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ liability insurance policies; and

WHEREAS, this Agreement was approved by the Company’s Board of Directors on December 5, 2003;

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Certain Definitions:

(a)	Change in Control: shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes an “Acquiring Person” (as such term is defined in the Rights Agreement dated as of September 14, 1999 by and between the Company and Continental Stock Transfer & Trust Company, as in effect on the date hereof (the “Rights Agreement”)) or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the Company consummates any of the transactions set forth in clauses (x), (y) or (z) in Section 13(a) of the Rights Agreement.

(b)	Claim: any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(c)	Expenses: include attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event.

(d)	Indemnifiable Event: any event or occurrence related to the fact that Indemnitee is or was a director or by reason of anything done or not done by Indemnitee in such capacity.

(e)	Independent Legal Counsel: an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or Indemnitee within the last five years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(f)	Reviewing Party: any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

2.	Basic Indemnification Arrangement.

    (a)        In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by Indemnitee, the Company shall to the fullest extent permitted by law advance (within two business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”). Notwithstanding anything in this Agreement to the contrary, prior to a Change in Control Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee unless the Board of Directors has authorized or consented to the initiation of such Claim.

    (b)        Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 3 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(a) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been a Change in Control, the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3 hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

    3.        Change in Control. The Company agrees that if there is a Change in Control of the Company then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or Company By-law now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.	Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees) and to the fullest extent permitted by law, if requested by Indemnitee, shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or Company By-law now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

5.	Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

6.	Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

7.	No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

8.	Nonexclusivity. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s By-laws or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s By-laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

9.	Liability Insurance. To the extent the Company maintains an insurance policy or policies providing director liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director. In the event of a Change of Control, the Company shall use reasonable efforts to obtain at least twenty million dollars of insurance (“directors’ insurance”) on behalf of the directors and officers of the Company against any liability asserted against any such person and incurred by such person in such capacity by reason of (or arising in whole or in part out of) an Indemnifiable Event, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Agreement or applicable law. In the event of a Change of Control, if such coverage is reasonably obtainable, the Company shall use reasonable efforts to obtain directors’ insurance which shall not have any deductible or retainage or any co-insurance. In the event of a Change of Control, if reasonably obtainable, the Company shall use reasonable efforts to obtain directors’ insurance which shall be maintained on behalf of the directors of the Company for at least 36 months after having ceased to be a director of the Company.

10.	Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company or on its behalf against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

11.	Scope.

(a)	In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors, such change shall be deemed to be within the purview of Indemnitee’s rights and the Company’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b)	The Indemnitee’s rights hereunder shall apply to claims made against the Indemnitee arising out of alleged acts or omissions which occurred prior to the date hereof as well as those which occur after the date hereof.

12.	Amendments. No supplement, modification or amendment of this Agreement or waiver of any of the provisions hereof shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13.	Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14.	No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, By-law or otherwise) of the amounts otherwise indemnifiable hereunder.

15.	Binding Effect.

(a)	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives.

(b)	This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director of the Company.

16.	Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

17.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

18.	Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consents to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any proceeding which arises out of or relates to this Agreement.

19.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed, enclosed in a registered postpaid envelope, in any general or branch office of the United States Postal Service, return receipt requested, or sent by Federal Express or other similar overnight courier service, addressed to the address of the party as set forth on the signature page of this Agreement (in the case of the Company, to the attention of its Secretary) or to such changed address as such party may have fixed by notice or, in the case of the Company to its registered agent in the state of Delaware, or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

20.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 18th day of December 2003, in the case of the Company by an officer thereunto duly authorized.

UNITED RETAIL GROUP, INC. By: __________ Raphael Benaroya Chief Executive Officer Address: 365 West Passaic Street Rochelle Park, NJ 07662 Telecopy: (201) 845-6309

INDEMNITEE By: Name: Address: Telecopy: